Exhibit 99.1

NUTRISYSTEM, INC. RECEIVES APPROVAL FOR LISTING ON

THE NASDAQ NATIONAL MARKET

Horsham, PA -- June 20, 2005--NutriSystem, Inc. (AMEX:NSI), a leading provider of weight management programs, announced today that it has received approval for listing its common stock on The NASDAQ National Market. NutriSystem common stock will commence trading on The NASDAQ National Market under the symbol NTRI, on Thursday, June 23, 2005. The Company's common stock has traded on The American Stock Exchange under the NSI symbol since May 2004.

"We are extremely pleased that NutriSystem meets the higher standards for listing on The NASDAQ National Market and has been approved for listing," said Michael Hagan, Chairman and Chief Executive Officer. "NutriSystem has experienced tremendous growth over the past several years after heavily reinvesting and rebuilding the NutriSystem brand. This new listing status marks a significant milestone for us. The NASDAQ National Market is the premier stock market for high growth companies, and we expect our listing on it will increase the Company's visibility and coverage in the marketplace, particularly with institutional investors."

Earlier this month, the Company successfully priced a secondary public share offering which raised approximately $25.4 million for the Company. "We are extremely proud of our achievements to date and view the NASDAQ listing as another very important step towards raising our profile with the investment community," concluded Hagan.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (AMEX: NSI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower glycemic index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:

James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Anne McBride Company, Inc. 212-983-1702 x208 Email: bpiacente@annemcbride.com